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WEST COAST BANCORP ANNOUNCES MANAGEMENT CHANGE

LAKE OSWEGO, Ore.-- Chairman of the Board, Gary D. Putnam, today announced that Victor L. Bartruff is stepping down as President & Chief Executive Officer and resigning as a Director of West Coast Bancorp and West Coast Bank for business and personal reasons.

Ronald T. DeLude, currently the Chief Operating Officer of both companies, has been appointed acting President & Chief Executive Officer. "We feel fortunate to have a qualified individual such as Mr. DeLude to serve as interim President & Chief Executive Officer," stated Mr. Gary D. Putnam, Chairman of the Board of West Coast Bancorp. "It is our intention to begin an extensive nationwide search for a permanent replacement," continued Mr. Putnam.

West Coast Bancorp is a Northwest community bank holding company, operating 42 offices in the western Oregon and Washington markets. West Coast Bancorp is the parent company of West Coast Bank and West Coast Trust. The Company offers a broad range of banking, investment, and trust services.


Contact:
     West Coast Bancorp
     Ronald T. DeLude, 360/906-4259
     or
     Donald A. Kalkofen, 503/598-3244